Exhibit 99.1

Vestin Realty Mortgage II, Inc.
$60 Million Offering of Trust Preferred Securities

Las Vegas – June 26, 2007 – Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) (the “Company”), a real estate investment trust (“REIT”), announced that on June 22, 2007 it completed the issuance of $60 million of trust preferred securities to Merrill Lynch International, Bear Stearns & Co. Inc. and Taberna Funding LLC.  The trust preferred securities were issued by a special purpose business trust owned by the Company, Vestin II Capital Trust I, a Delaware Statutory trust.  These securities have a fixed interest rate equal to 8.75% through July 2012 and, thereafter, subject to a variable rate equal to LIBOR plus 3.5% per annum, resetting quarterly.  The securities mature on July 30, 2020 and may be called at par by the Company any time after July 30, 2012.  These securities were placed in a private transaction exempt from registration under the Securities Act of 1933, as amended.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a “REIT” that invests in short-term secured loans to commercial borrowers.  As of March 31, 2007, Vestin Realty Mortgage II, Inc. had assets of over $294 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company.  Since 1995, Vestin Mortgage Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965